EXHIBIT 10.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF SEPTEMBER 21, 2012

AMONG

MULTIMEDIA GAMES, INC., MGAM SYSTEMS, INC.,

THE FINANCIAL INSTITUTIONS WHO ARE PARTY HERETO,

AND

COMERICA BANK

AS ADMINISTRATIVE AGENT AND LEAD ARRANGER

AND

WELLS FARGO, NATIONAL ASSOCIATION
AS SYNDICATION AGENT

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Credit Agreement is made as of September 21, 2012 (“Amendment No. 1 Effective Date”), by and among the following parties:

Multimedia Games Inc., a Delaware corporation, and MGAM Systems, Inc., a Delaware corporation (each individually a “Borrower” and collectively, the “Borrowers”);

The Financial Institutions signatory hereto (individually, a “Lender,” and, any and all such financial institutions collectively, the “Lenders”); and

Comerica Bank, as administrative agent for the Lenders (in such capacity “Agent”).

Borrower, Lenders, and Agent entered into an Amended and Restated Credit Agreement dated as of August 3, 2011 (the “Credit Agreement”), providing terms and conditions governing certain loans and other credit accommodations extended by Lenders to Borrowers (“Indebtedness”).

Borrowers have requested certain modifications to the terms and conditions of the Credit Agreement, and Lenders and Agent have agreed thereto on the terms and conditions set forth in this Amendment.

Accordingly, Borrowers, Lenders and Agent agree as follows:

1.           Capitalized Terms.  In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.

2.           Amendments.  The Credit Agreement is amended as follows:

(a)           Section 3.1 of the Credit Agreement is amended in its entirety to read as follows:

“3.1           Letters of Credit.  Subject to the terms and conditions of this Agreement, Issuing Lender may, in its sole discretion, through the Issuing Office, at any time and from time to time from and after the date hereof until 30 days prior to the Revolving Credit Maturity Date, upon the written request of Borrowers accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of Borrowers, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount.  Each Letter of Credit shall be in a minimum face amount of $250,000 (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) twelve months after the date of issuance thereof and (ii) ten Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof.  The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.”

(b)           Section 8.1(c) of the Credit Agreement is amended in its entirely to read as follows:

“(c)           any Debt of such Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1) shall not exceed $1,000,000 (calculated in conformity with GAAP in effect on the Effective Date), and any renewals or refinancings of such Debt that are on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;”

(c)           Section 8.6 of the Credit Agreement is amended in its entirety to read as follows:

“8.6           Limitation on Capital Expenditures.  Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Proceeds from Asset Sales, Insurance Proceeds or Condemnation Proceeds to the extent permitted under Section 4.8 and (b) Capital Expenditures, the amount of which in any Fiscal Year shall not exceed $60,000,000 plus the value of any fixed assets transferred to inventory during such fiscal year.”

(d)           Schedules 1.1, 5.2, 6.3(B), 6.4, 6.10, 6.13, 6.17, 6.18, and 6.21(b) of the Credit Agreement are replaced with attached Amended Schedules 1.1, 5.2, 6.3(B), 6.4, 6.10, 6.13, 6.17, 6.18, and 6.21(b).

3.           Consent to Merger.

(a)           Borrowers hereby request the consent of the Lenders and Agent to a merger transaction in which MGAM Systems, Inc. will merge with and into Multimedia Games, Inc., with Multimedia Games, Inc. being the surviving corporation (“MGAM Merger”).  Borrowers represent to the Lenders and Agent that as of the date of the MGAM Merger each of the following will be true and correct:

(i)           the MGAM Merger has been approved by all necessary action of the respective boards of directors of each Borrower and Parent as the sole shareholder of each Borrower;

(ii)           there are no prohibitions or restrictions to the MGAM Merger under any applicable Requirement of Law;

(iii)           Borrowers have given all notices and obtained all consents necessary or appropriate to ensure that consummation of the MGAM Merger will not violate any applicable Requirement of Law or any Material Contract; and

(iv)           upon consummation of the MGAM Merger:

(1)           Multimedia Games Inc. will continue to be wholly owned by Parent;

(2)           the security interests granted by MGAM Systems, Inc. on its assets and property to Agent on behalf of the Lenders will continue in full force and effect, and

(3)           provided that the Lenders grant their consent as requested herein, no Default or Event of Default will exist or occur under the Credit Agreement.

(b)           Agent and the Lenders hereby consent to the MGAM Merger, authorize the Agent to return the certificate(s) for the 1,000 shares of the common stock, $0.01 par value per share, of MGAM Systems, Inc. to Borrowers, and waive any Default or Event of Default arising under the Credit Agreement as a result of the MGAM Merger provided that:

(i)           The MGAM Merger shall be consummated on or before October 31, 2012;

(ii)           Within five (5) Business Days after consummation of the MGAM Merger Borrower shall provide Agent, for distribution to the Lenders, a certificate of Borrower in form substantially similar to attached Exhibit A, accompanied by true copies of the MGAM Merger Documents as defined therein; and

(iii)           Immediately prior to, upon and following consummation of the MGAM Merger, no Default or Event of Default shall have occurred and be continuing.

This consent is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the MGAM Merger, except as expressly stated herein.

(c)           Borrowers, the Lenders, and Agent further agree that, upon consummation of the MGAM Merger, wherever used in the Credit Agreement or any of the Loan Documents, the term “Borrowers” will be deemed to be amended to be the term “Borrower” and, to the extent applicable, will refer to Multimedia Games Inc. as successor by merger to MGAM Systems, Inc., and the form of the verbs used in connection with the plural “Borrowers” will be deemed changed to the singular form of such verbs for the singular “Borrower”, where applicable.

4.           Amendment to Amended and Restated Security Agreement.  In connection with the manufacturer’s license and the distributor’s license issued to Multimedia Games, Inc. by the Nevada Gaming Commission as of January 1, 2012, Borrowers hereby request, and the Lenders hereby authorize, Agent to execute, deliver and perform an Amendment No. 1 to Amended and Restated Security Agreement in the form of attached Exhibit B and an Escrow Agreement in the form of attached Exhibit C.

5.           Representations.  Borrowers represent and agree that:

(a)           Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement and in each of the Loan Documents remain true and correct in all material respects, except to the extent that they expressly speak as of a specific prior date, and each Schedule to the Credit Agreement, except as modified in connection with this Amendment, remains true and correct in all respects, and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(b)           When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrowers enforceable in accordance with its terms.

(c)           Except for title changes for Patrick J. Ramsey and Adam Chibib, currently President and Chief Executive Officer and Chief Financial Officer, respectively, and the resignation of Uri L. Clinton and appointment of Jerome R. Smith as the General Counsel, Chief Compliance Officer and Corporate Secretary, the corporate resolutions delivered to Lenders on or about August 3, 2011, remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Lenders until written notice to the contrary is received by Agent, and each Borrower continues to be in good standing under the laws of the State of Delaware and in each jurisdiction each such Borrower is qualified to do business.

(d)           No Default or Event of Default has occurred or exists.

6.           Conditions Precedent.  The effectiveness of this Amendment is subject to Agent’s receipt of all of the following, provided that at such time no Default or Event of Default has occurred:

(a)           this Amendment and such other agreements and instruments reasonably requested by Lenders pursuant hereto (including such documents as are necessary to create and perfect Agent’s security interest in the Collateral), each duly executed by Borrower and each of the Lenders (to the extent that they are parties); and

(b)           payment of an amendment fee to Agent (for distribution to the Lenders) in an amount equal to 2.5 basis points on the sum of (i) the Revolving Credit Aggregate Commitment, (ii) the Draw-to-Facility Aggregate Commitment, and (iii) the outstanding principal balance of Term Loan A, measuring each as of the Amendment No. 1 Effective Date.

7.           No Other Changes.  Except as specifically provided in this Amendment, it does not vary the terms and provisions of any of the Loan Documents.  This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents.  The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.

8.           Ratification.  Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.

9.           Further Modification; No Reliance.  This Amendment may be altered or modified only by written instrument duly executed by Borrowers, Lenders, and Agent.  In executing this Amendment, Borrowers are not relying on any promise or commitment of Lenders or Agent that is not in writing signed by Lenders or Agent, as the case may be.  This Amendment shall not be more strictly construed against any one of the parties as compared to any other.

10.           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

11.           Governing Law.  The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

12.           No Defenses.  Each Borrower acknowledges, confirms, and warrants to Lenders and Agent that as of the date hereof it has absolutely no defenses, claims, rights of set-off, or counterclaims against Lenders or Agent under, arising out of, or in connection with, this Amendment, the Credit Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

13.           Expenses.  Borrowers shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Lenders incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

14.           Counterparts.  This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.

[End Of Amendment – Signature Pages Follow]

This Amendment No. 1 to Amended and Restated Credit Agreement is executed and delivered as of the Amendment No. 1 Effective Date.

Comerica Bank, as Agent, Swing Line Lender, and Issuing Lender By: /s/ Paul Gerling Name: Paul Gerling Title: Senior Vice President	Multimedia Games, Inc. By: /s/ Patrick J. Ramsey Name: Patrick J. Ramsey Title: President and Chief Executive Officer

Comerica Bank, as Lender By: /s/ Paul Gerling Name: Paul Gerling Title: Senior Vice President	MGAM Systems, Inc. By: /s/ Patrick J. Ramsey Name: Patrick J. Ramsey Title: President and Chief Executive Officer

Continuation signature page to Amendment No. 1 to Amended and Restated Credit Agreement [Multimedia Games Inc.]

Wells Fargo Bank, National Association

By:           /s/ Cody Christenson
Name:  Cody Christenson
Title:    Relationship Manager, AVP

Continuation signature page to Amendment No. 1 to Amended and Restated Credit Agreement [Multimedia Games Inc.]

Fifth Third Bank

By:           /s/ Thomas J. Randall
Name:   Thomas J. Randall
Title:      Vice President

Continuation signature page to Amendment No. 1 to Amended and Restated Credit Agreement [Multimedia Games Inc.]

U.S. Bank, National Association

By:           /s/ Chad T. Orrock
Name:  Chad T. Orrock
Title:    Vice President

AMENDED SCHEDULE 1.1

Applicable Margin Grid
Revolving Credit, Term Loan, and Draw-to Facilities
(percentages per annum)

Basis for Pricing	Level I	Level II
Consolidated Total Leverage Ratio*	Less than 0.75 to 1.00	Greater than or equal to 0.75 to 1.00
Revolving Credit Eurodollar Margin	2.00%	2.50%
Revolving Credit Base Rate Margin	1.00%	1.50%
Revolving Credit Facility Fee	0.50%	0.50%
Letter of Credit Fees (exclusive of facing fees)	2.00%	2.50%
Term Loan A Eurodollar Margin	2.75%	3.25%
Term Loan A Base Rate Margin	1.75%	2.25%
Draw-to-Facility Eurodollar Margin	2.75%	3.25%
Draw-to-Facility Base Rate Margin	1.75%	2.25%
Draw-to-Facility Fee	0.50%	0.50%

* Definitions as set forth in the Credit Agreement.